EXHIBIT 10.20
THE ROYAL CARIBBEAN CRUISES LTD. ET AL NONQUALIFIED 401(k) PLAN

THE ROYAL CARIBBEAN CRUISES LTD ET AL
NONQUALIFIED 401(K) PLAN

TABLE OF CONTENTS

Article	Page
1. PURPOSE	1

2. DEFINITIONS	2

2.1 Affiliated Company	2
2.2 Beneficiary	2
2.3 Board	2
2.4 Bonus	2
2.5 Bonus Deferral	2
2.6 Code	2
2.7 Company	2
2.8 Effective Date	2
2.9 Eligible Earnings	2
2.10 Eligible Employee	2
2.11 Employee	2
2.12 Employee Deferral Contributions	2
2.13 Employer	3
2.14 ERISA	3
2.15 Participant	3
2.16 Participant Account	3
2.17 Plan	3
2.18 Plan Year	3
2.19 Termination of Employment	3
2.20 Valuation Date	3

3. ELIGIBILITY TO PARTICIPATE	4

3.1 Determination of Eligible Employee Status	4
3.2 Commencement of Participation	4
3.3 Cessation of Participation	4

4. EMPLOYEE DEFERRALS	6

4.1 Employee Deferral Contributions	6
4.2 Changes in Contributions	6
4.3 Suspension of Contributions	6
4.4 Bonus Deferrals	6
4.5 Vesting of Employee Deferral Contributions and Bonus Deferrals	6

5. INVESTMENTS AND PARTICIPANT ACCOUNTS	7

5.1 Establishment of Accounts	7
5.2 Obligation of the Company	7
5.3 Establishment of Investment Funds	7

THE ROYAL CARIBBEAN CRUISES LTD ET AL
NONQUALIFIED 401(K) PLAN

TABLE OF CONTENTS

Article	Page
5.4 Crediting Investment Results	7

6. DISTRIBUTIONS	9

6.1 Form and Timing of Distribution	9
6.2 Distribution after Death	9
6.3 Distribution Due to Severe Financial Hardship	10
6.4 Early Distribution	10

7. ADMINISTRATION	11

7.1 Administration	11
7.2 Plan Expenses	11
7.3 Liability	11
7.4 Claims Procedure	11
7.5 Claims Review Procedure	11
7.6 Notices	11

8. AMENDMENT AND TERMINATION	12

8.1 Plan Amendment	12
8.2 Termination of the Plan	12

9. GENERAL PROVISIONS	13

9.1 Non-Alienation of Benefits	13
9.2 Adoption by Affiliated Company	13
9.3 Withdrawal	13
9.4 Limitation of Rights	13
9.5 Participant’s Rights Unsecured	13
9.6 Withholding	13
9.7 Severability	14
9.8 Controlling Law	14

SIGNATURE	14

ii

THE ROYAL CARIBBEAN CRUISES LTD. ET AL.
NONQUALIFIED 401(K) PLAN

ARTICLE 1. PURPOSE

Royal Caribbean Cruises Ltd. has established The Royal Caribbean Cruises Ltd. et al. Nonqualified 401(k) Plan, effective January 1, 1998. This amended Plan document contains amendments through January 1, 2003. The Royal Caribbean Cruises Ltd. et al. Nonqualified 401(k) Plan is a nonqualified deferred compensation plan for a select group of management or highly compensated employees of Royal Caribbean Cruises Ltd. and its participating subsidiaries and affiliated companies as a means of sheltering a portion of an eligible individual’s income from current taxation while accumulating resources for future investments.

ARTICLE 2. DEFINITIONS

     For the purpose of this Plan the following terms shall have the meanings as set forth below unless the context requires otherwise:

     2.1 AFFILIATED COMPANY means (a) a member with an Employer of a controlled group of corporations, (b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code, or (c) a member with an Employer of an affiliated service group, as defined in Section 414(m) of the Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company during any period it does not satisfy clause (a), (b), or (c) of this definition. For purposes of this definition, a “controlled group of corporations” is a controlled group of corporations as defined in Section 414(b) of the Code.

     2.2 BENEFICIARY means the person, persons, trust or other entity a Participant designates by written revocable designation filed with the Company to receive payments in the event of his or her death.

     2.3 BOARD means the Board of Directors of the Company or a committee thereof.

     2.4 BONUS means any discretionary cash bonuses paid for services with an Employer.

     2.5 BONUS DEFERRAL means the Bonus deferral contributions made at the direction of a Participant by his or her Employer pursuant to Section 4.4

     2.6 CODE means the Internal Revenue Code of 1986, as amended from time to time.

     2.7 COMPANY means Royal Caribbean Cruises Ltd. et al and any successor thereto.

     2.8 EFFECTIVE DATE means, with respect to the original Plan document, January 1, 1998, and with respect to this restated version of the Plan, January 1, 2003.

     2.9 ELIGIBLE EARNINGS shall, for purposes of a Participant’s Employee Deferral Contributions, consist of the Participant’s regular base wages or salary, tips and other cash compensation (other than Bonuses) by the Employer for a Plan Year reported on Form W-2 plus the amounts deferred for the Plan Year by the Participant under Section 4.1.

     2.10 ELIGIBLE EMPLOYEE means any Employee of an Employer who is member of a select group of management or highly compensated employees who has the position of director level employee or above and who is employed in the United States.

     2.11 EMPLOYEE means a common law employee of the Company or an Affiliated Company.

     2.12 EMPLOYEE DEFERRAL CONTRIBUTIONS means the salary reduction contributions made at the direction of a Participant by his or her Employer pursuant to Section 4.1.

     2.13 EMPLOYER means the Company or any other Affiliated Company which has adopted this Plan under Section 9.2.

     2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     2.15 PARTICIPANT means an Eligible Employee who satisfies the participation requirements under Article 3.

     2.16 PARTICIPANT ACCOUNT means a separate account established and maintained by the Company in accordance with the terms of the Plan in the name of each Participant consisting of the amounts set forth in Section 5.1.

     2.17 PLAN means the Royal Caribbean Cruises Ltd. et al Nonqualified 401(k) Plan, the Plan set forth herein, as amended from time to time.

     2.18 PLAN YEAR means a 12-consecutive month period commencing January 1st and ending on the following December 31st.

     2.19 TERMINATION OF EMPLOYMENT means a Participant’s termination of employment with his or her Employer and any Affiliated Company, whether voluntary or involuntary, for any reason.

     2.20 VALUATION DATE means any day on which the New York Stock Exchange or any successor to its business is open for trading, or such other date as may be designated by the Company.

ARTICLE 3. ELIGIBILITY TO PARTICIPATE

     3.1 DETERMINATION OF ELIGIBLE EMPLOYEE STATUS: Upon adoption of the Plan, the Company will notify those Employees who it determines are Eligible Employees. Thereafter, except as otherwise provided in Section 3.2, prior to each calendar quarter, the Company will notify those Employees who it determines to have become Eligible Employees for the first time at the beginning of such calendar quarter. An Employee who is determined to be an Eligible Employee shall thereafter be eligible to become a Participant in accordance with Section 3.2.

     3.2 COMMENCEMENT OF PARTICIPATION: Each Eligible Employee shall be provided an opportunity to designate the percentage of his or her Eligible Earnings to be deferred under Section 4.1 and to irrevocably designate the percentage or dollar amount of his or her annual Bonus to be deferred under Section 4.4. Any such Eligible Employee who makes such a designation in the first calendar quarter of 1998 shall become a Participant on the first day of the first payroll period that commences in the second calendar quarter of 1998 provided the Eligible Employee is employed as of such date. Thereafter, any such Eligible Employee who (i) makes such a designation and (ii) has completed 90 days of employment shall become a Participant on the first day of the month following the month in which such requirements are met, provided the Eligible Employee is employed as of such date. Notwithstanding the foregoing provisions of Sections 3.1 and 3.2, effective January 1, 2000, if the Company determines that an Employee is an Eligible Employee hereunder after such Employee has ceased to be an eligible employee under the Royal Caribbean Cruises Ltd. 401(k) Plan, such Eligible Employee shall become a Participant in this Plan as soon as administratively practicable after he or she becomes an Eligible Employee and makes a deferral designation hereunder. Any such designation must be made in the manner authorized by the Company and must be accompanied by:

(a) an authorization for the Eligible Employee’s Employer to make regular payroll deductions to cover the amount of such deferrals elected pursuant to Section 4.1;

(b) an irrevocable authorization to defer receipt of a percentage or a dollar amount of future Bonus amounts as elected under Section 4.4;

(c) an investment election with respect to any Employee Deferral Contributions and Bonus Deferrals;

(d) a designation of Beneficiary; and

(e) a designation as to the form and timing of the distribution of his or her Participant Account.

     3.3 CESSATION OF PARTICIPATION: A Participant shall cease to be an active Participant on the earliest of:

(a) the date on which the Plan terminates, or

(b) the date on which he or she ceases to be an Eligible Employee.

A former active Participant will be deemed a Participant for all purposes except with respect to the right to make contributions, as long as he or she retains a Participant Account.

ARTICLE 4. EMPLOYEE DEFERRALS

     4.1 EMPLOYEE DEFERRAL CONTRIBUTIONS: Each Participant may authorize the Employer by which he or she is employed, in the manner described in Section 3.2, to have an Employee Deferral Contribution made on his or her behalf. Such election shall apply to the Participant’s Eligible Earnings attributable to services performed subsequent to the election. Such Employee Deferral Contribution shall be a stated whole percentage of the Participant’s Eligible Earnings, equal to not less than 2% nor more than 20%, as designated by the Participant. The percentage of Eligible Earnings designated by a Participant to measure the Employee Deferral Contributions to be made on the Participant’s behalf shall remain in effect, notwithstanding any change in his or her Eligible Earnings, until he or she elects to change or suspend such percentage in accordance with Section 4.2 or Section 4.3, below.

     4.2 CHANGES IN CONTRIBUTIONS: A Participant may change his or her contribution percentage election under Section 4.1 at any time by applying to make such change in the manner prescribed by the Company. Any such change shall become effective as of the first full payroll period that begins coincident with or immediately following the first day of the calendar quarter following the date the Participant applies to make such change.

     4.3 SUSPENSION OF CONTRIBUTIONS: A Participant may suspend his or her Employee Deferral Contributions at any time by applying for a suspension in writing to the Company. Any such suspension shall become effective as soon as administratively practicable following the date the Participant applies for the suspension. A Participant whose Employee Deferral Contributions have been suspended under this section may resume having Employee Deferral Contributions made on his or her behalf by applying to change his or her contribution percentage election in accordance with Section 4.2.

     4.4 BONUS DEFERRALS: Notwithstanding deferrals made under Section 4.1, by December 31 of each year, each Participant may authorize, in writing to the Company, to defer all or a portion of his or her Bonus that would otherwise be payable for services performed in the twelve-month period beginning on the January 1 immediately following such December 31. A Participant’s annual election to defer a Bonus shall be irrevocable.

     4.5 VESTING OF EMPLOYEE DEFERRAL CONTRIBUTIONS AND BONUS DEFERRALS: A Participant’s Employee Deferral Contributions and earnings thereon, and a Participant’s Bonus Deferral amounts and earnings thereon, shall be fully vested and nonforfeitable at all times.

ARTICLE 5. INVESTMENTS AND PARTICIPANT ACCOUNTS

     5.1 ESTABLISHMENT OF ACCOUNTS: The Company shall establish the following subaccounts under each Participant Account and the Company shall contribute amounts deferred under Sections 4.1 and 4.4 into such subaccounts:

(a) an Employee Deferral Contributions Subaccount to which shall be credited the Participant’s Employee Deferral Contributions and any earnings and losses credited thereto; and

(b) a Bonus Deferral Subaccount to which shall be credited the Participant’s Bonus Deferrals and any earnings and losses credited thereto.

Each Participant shall receive a quarterly statement reflecting his or her Participant Account balance.

     5.2 OBLIGATION OF THE COMPANY: Individual benefits under the Plan are payable as they become due solely from assets allocated to individual Plan accounts in a rabbi trust or from the general assets of the Company. To the extent a Participant or any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and the Participants or any other persons or to require the establishment of a trust in which the assets are beyond the claims of any unsecured creditor of the Company.

     5.3 ESTABLISHMENT OF INVESTMENT FUNDS: The Company will establish one or more Investment Funds which will be maintained for the purpose of determining the investment return to be credited to each Participant’s Account. The Company may change the number, identity or composition of the Investment Funds from time to time. Each Participant will indicate the Investment Funds based on which amounts allocated in accordance with Articles 4 and 5 are to be adjusted. Each Participant’s Account will be increased or decreased by the net amount of investment earnings or losses that it would have achieved had it actually been invested in the deemed investments. The Company is not required to purchase or hold any of the deemed investments. Investment Fund elections must be made in a minimum of 1% increments and in such manner as the Company will specify. A Participant may change his or her Investment Fund election periodically by completing a revised Participant Election Form and delivering it to the Vice President of Human Resources. Any such change shall become effective as of the first business day coincident with or immediately following the date the Participant applies to make such change. As the Participant’s Account increases, the investment of such amounts shall remain invested in the deemed investment previously designated until the Participant requests a change in accordance with this Section or the Company no longer includes that deemed investment as one of the available Investment Funds. If a Participant fails to make an Investment Fund election, the amount in the Participant’s Account will be deemed to have been invested in a money market fund or any other fund as determined by the Company.

     5.4 CREDITING INVESTMENT RESULTS: No less frequently than as of each Valuation Date, each Participant Account will be increased or decreased to reflect investment results. Each

Participant Account will be credited with the investment return of the Investment Funds in which the Participant elected to be deemed to participate. The credited investment return is intended to reflect the actual performance of the Investment Funds net of any applicable investment management fees or administrative expenses determined by the Company. Notwithstanding the above, the amount of any payment of Plan benefits pursuant to Article 6 or upon Plan termination shall be determined as of the Valuation Date preceding the date of payment.

ARTICLE 6. DISTRIBUTIONS

     6.1 FORM AND TIMING OF DISTRIBUTION: Each Participant shall elect the form and timing of the distribution with respect to his or her Participant Account in the manner authorized by the Company.

(a) Form of Payment: The Participant’s election shall indicate the form of distribution of his or her entire Participant Account in a lump sum or in monthly installments as selected by the Participant.

(b) Time of Payment: The Participant’s election shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an installment election):

(1) as soon as administratively practicable following the Participant’s Termination of Employment which shall in no event exceed 21 days beyond such Termination of Employment;

(2) as soon as administratively practicable following the calendar year of the Participant’s Termination of Employment which shall in no event exceed 21 days beyond the end of such calendar year;

(3) in the month following the Participant’s attainment of age 65, provided that the Participant is no longer employed as of such date; or

(4) in a specific month and year.

Notwithstanding the foregoing, if a Participant elects his or her distribution to be made or commenced in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Employment, the Participant’s distribution shall be made or commenced in accordance with paragraph 1 above. Further, if a Participant elects his or her distribution to be made or commenced in accordance with paragraph 4 above, and such date falls before the Participant’s Termination of Employment, the Participant must complete new designations and authorizations pursuant to Section 3.2 in order to continue making Employee Deferral Contributions and/or Bonus Deferrals.

Notwithstanding the foregoing, a Participant may change his or her form and timing election applicable to the distribution of his or her Participant Account, provided that such request for change is made (i) at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced and (ii) at least twelve (12) consecutive months prior to the date on which such distribution will be made or commence.

     6.2 DISTRIBUTION AFTER DEATH: Notwithstanding the foregoing, if a Participant dies prior to receiving the entire amounts in his or her Participant Account, the remaining amounts shall be paid in a lump sum to the Participant’s Beneficiary designated by the Participant as soon as practicable following the Participant’s death. The amount of any such distribution shall be determined as of the most recent Valuation Date preceding the month in which the Company is notified of the Participant’s death.

     6.3 DISTRIBUTION DUE TO SEVERE FINANCIAL HARDSHIP: Notwithstanding the foregoing, distributions hereunder may commence if the Company determines, based upon uniform, established standards, that the Participant has: (a) suffered a severe financial hardship, and (b) exhausted all other financial resources that are reasonably available to such Participant. Upon such determination, the Participant will receive an amount necessary to satisfy the severe financial hardship but in no event will the Participant receive less than $500, nor more than the total of all deferrals made by the Participant, plus interest credited to the Participant’s Account as of the date of the distribution. The Company shall determine the Investment Fund or Funds under Section 5.3 from which the amount necessary to satisfy the severe financial hardship shall be distributed. In the event of a finding of a hardship, the Company may limit the Participant’s current Bonus Deferral.

     6.4 EARLY DISTRIBUTION: Notwithstanding any other provision of the Plan, including Sections 6.1 and 6.3, a Participant at any time may make a written request to the Company to immediately receive a lump sum distribution equal to ninety percent (90%) of the entire vested portion of his or her Participant Account. The remaining balance of his or her Participant Account from which a payment has been made pursuant to this Section 6.4 shall be forfeited by the Participant. The amount payable under this section shall be paid within twenty-one (21) days following receipt of written notice by the Company.

ARTICLE 7. ADMINISTRATION

     7.1 ADMINISTRATION: The Plan shall be administered by the Company. The Company shall have the full and exclusive discretionary authority to administer the Plan, and any responsibilities and duties under this Plan which are not specifically delegated to anyone else. Responsibility for determining the eligibility of Employees and establishing the requirements for participation shall be vested in the Company, which shall be responsible for any interpretation of the Plan that may be required. Notwithstanding the foregoing, the Company may delegate any of its administrative duties as necessary.

     7.2 PLAN EXPENSES: The expenses of administering the Plan shall be borne by the Company.

     7.3 LIABILITY: The Company shall not be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to the fraud or willful misconduct on the part of a director, officer or agent of the Company.

     7.4 CLAIMS PROCEDURE: Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Company’s Vice President of Human Resources, who shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

     7.5 CLAIMS REVIEW PROCEDURE: Any person whose claim or request is denied or who has not received a response within 30 calendar days may request review by notice given in writing to the Company’s Vice President of Human Resources. The claim or request shall be reviewed by the Company’s Vice President of Human Resources, who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     The decision on review shall normally be made within 60 calendar days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 calendar days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and binding on all parties concerned.

     7.6 NOTICES: Any notices, designations or other communications to be given to the Company or an Employer by any Eligible Employee, Participant or Beneficiary shall only be effective if delivered to the Company’s Vice President of Human Resources.

ARTICLE 8. AMENDMENT AND TERMINATION

     8.1 PLAN AMENDMENT: The Plan may be amended or otherwise modified by the Board, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his or her Participant Account under Article 4 or of the amount and method of crediting earnings to such Participant Account under Article 5 of the Plan as of the date of such amendment.

     8.2 TERMINATION OF THE PLAN: The Board reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Account in the form and at the benefit commencement date elected by the Participant pursuant to Article 6 of the Plan. Earnings shall continue to be allocated under Article 5 of the Plan after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan.

ARTICLE 9. GENERAL PROVISIONS

     9.1 NON-ALIENATION OF BENEFITS: No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

     9.2 ADOPTION BY AFFILIATED COMPANY: Any Affiliated Company, whether or not presently existing, may, with the written approval of the Board, adopt this Plan by proper corporate action.

     9.3 WITHDRAWAL: Any Employer may at any time withdraw from the Plan upon giving the Board at least 30 calendar days written notice of its intention to withdraw. The Board in its discretion may require, in writing, that an Employer withdraw from the Plan.

     9.4 LIMITATION OF RIGHTS: Neither the establishment of this Plan, nor any modification thereof, nor the creation of an account, nor the payment of any benefits shall be construed as giving

(a) any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company or an Employer unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator in accordance with the terms and provisions of the Plan; or

(b) any Participant, or other person whomsoever, the right to be retained in the service of the Company or an Employer, and all Participants and other Employees shall remain subject to termination to the same extent as if the Plan had never been adopted.

     9.5 PARTICIPANT’S RIGHTS UNSECURED: The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be as an unsecured claim against Employer, as the case may be, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Participant’s Account or any asset of the Company or an Employer. The liabilities of the Company or an Employer to any Participant or Beneficiary pursuant to the Plan shall be those of a debtor pursuant to such contractual obligations as are created by the Plan. Accounts, if any, which may be set aside by the Company or an Employer for accounting purposes shall not in any way be held in trust for, or to be subject to the claims of a Participant or Beneficiary.

     9.6 WITHHOLDING: There shall be deducted from all payments under this Plan the amount of any taxes required to be withheld by any Federal, state or local government. The Participants and their Beneficiaries, distributees, and personal representatives will bear any and all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan.

     9.7 SEVERABILITY: Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.

     9.8 CONTROLLING LAW: The Plan shall be governed by the laws of the State of Florida, except to the extent preempted by ERISA and any other law of the United States.

SIGNATURE

     IN WITNESS WHEREOF the undersigned has caused this instrument to be executed as of the ___day___, 2003.

	ROYAL	CARIBBEAN CRUISES LTD.

	BY:	/s/ Thomas F. Murrill

Attest:

Secretary